Exhibit (a)(1)

STATE OF DELAWARE

AMENDED AND RESTATED CERTIFICATE OF TRUST

OF

USCF EQUITY TRUST

The name of the Statutory Trust is USCF Equity Trust. The original Certificate of Trust was filed with the Delaware Secretary of State on November 8, 2013.

This Amended and Restated Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801, et seq.) (the “Act”) and sets forth the following:

FIRST: The name of the trust is USCF ETF Trust (the “Trust”).

SECOND: The name and address of the registered agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801.

THIRD: The address of the registered agent of the Trust in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801.

FOURTH: The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. § § 80a-1 et seq.).

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Trust as of the 16th day of June, 2014.

TRUSTEES:

/s/ Nicholas D. Gerber
Nicholas D. Gerber, Trustee

/s/ Howard Mah
Howard Mah, Trustee

/s/ Andrew Ngim
Andrew Ngim, Trustee